Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 5, 2019, among Virgin Media Secured Finance PLC, as Issuer (the “Issuer”), and BNY Mellon Corporate Trustee Services Limited, as Trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not otherwise defined herein have the meaning assigned to such terms in the Indenture.

W I T N E S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 16, 2019, providing for the issuance of an initial aggregate principal amount of the $825,000,000 5.500% Senior Secured Notes due 2029 (the “Dollar Notes”) and £300,000,000 5.250% Senior Secured Notes due 2029 (the “Sterling Notes” and, together with the Dollar Notes, the “Notes”).

WHEREAS, pursuant to Section 9.01(a)(7) of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture without the consent of any Holder to make any change that does not adversely affect the rights of any Holder in any material respect;

WHEREAS, as set forth in this Supplemental Indenture, the Issuer is undertaking to make amendments to certain specified terms and covenants contained in the Indenture and the Notes, as applicable, that do not adversely affect the rights of any Holder in any material respect; and

WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AMENDMENTS TO THE INDENTURE.

Pursuant to Section 9.01(a)(7) of the Indenture, the Issuer and the Trustee hereby agree to amend the Indenture as follows, such amendments to be operative at and from the date of this Supplemental Indenture (the “Amendments”):

a)    The table in Section 3.07(d) of the Indenture will hereby be amended as follows:

	Redemption Price
Year	Dollar Notes	Sterling Notes
2024	102.7500%	102.6250%
2025	101.3750%	101.3125%
2026	100.6875%	100.6562%
2027 and thereafter	100.0000%	100.0000%

b)    The “Regular Record Dates” in the Notes, and in the form of the Notes included as Exhibit A to the Indenture, will hereby be amended to replace “May 1 and November 1 immediately preceding the related interest payment date” with:

“One Clearing System Business Day immediately preceding the related Interest Payment Date”.

E-1

3.    CONFORMING CHANGES. In accordance with Section 9.01 of the Indenture, the Issuer and Trustee hereby permit and approve any and all conforming changes to this Supplemental Indenture that may be required to effect the Amendments.

The Issuer and the Trustee, by the execution and delivery of this Supplemental Indenture, hereby permit and approve any and all conforming changes, including conforming amendments to the Notes, the form of the Notes included as Exhibit A to the Indenture and any and all related documents and any and all documents appended thereto that may be required by, or as a result of, the execution of this Supplemental Indenture.

4.    GLOBAL NOTES. Each Global Note, with effect as of the date hereof, shall be deemed to be supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture and giving effect to the Amendments. For the avoidance of doubt, references to the Indenture in each Global Note, and in the form of Global Note included as Exhibit A to the Indenture, shall mean the Indenture, as amended by this Supplemental Indenture and after giving effect to the Amendments.

5.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator member or stockholder of the Issuer, the Company, any of its parent companies or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations of their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

6.    NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

7.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

10.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.

11.    ENTIRE AGREEMENT. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the Amendments.

12.    SUCCESSORS. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page to follow)

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VIRGIN MEDIA SECURED FINANCE PLC

By: /s/ Robert D. Dunn

Name: Robert D. Dunn Title: Director

(Signature page to Supplemental Indenture)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VIRGIN MEDIA SECURED FINANCE PLC

By:

Name: Title:

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED

By: /s/ Michael Lee

Name: Michael Lee Title: Authorized Signatory

(Signature page to the Supplemental Indenture)